Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Amendment No. 2 (Post-Effective Amendment No. 1) to Registration Statement on Form S-4 (No. 333-25003) on Form S-8 of Morgan Stanley, Dean Witter, Discover & Co., pertaining to the Morgan Stanley Group Inc. 1995 Equity Incentive Compensation Plan, Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan, and Morgan Stanley Group Inc. 1986 Stock Option Plan, of our reports with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. dated January 7, 1997 included and incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended November 30, 1996 and dated May 27, 1997 included in the Current Report on Form 8-K of Morgan Stanley, Dean Witter, Discover & Co. dated May 31, 1997, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York
June 2, 1997